EXHIBIT 10.1

FORM OF ADVISORY AGREEMENT

AMONG

INDEPENDENCE MORTGAGE TRUST, INC.,

INDEPENDENCE MORTGAGE TRUST, LP,

AND

INDEPENDENCE MORTGAGE ADVISOR, LLC

TABLE OF CONTENTS

ARTICLE 1—DEFINITIONS

ARTICLE 2—APPOINTMENT	7

ARTICLE 3—DUTIES OF THE ADVISOR	7

3.01 Offering Services	7

3.02 Acquisition Services	7

3.03 Asset Management Services	8

3.04 Accounting and Other Administrative Services	8

3.05 Stockholder Services	9

3.06 Financing Services	9

3.07 Disposition Services	10

ARTICLE 4—AUTHORITY OF ADVISOR	10

4.01 Powers of the Advisor	10

4.02 Approval by the Board	10

4.03 Modification or Revocation of Authority of Advisor	10

ARTICLE 5—BANK ACCOUNTS	10

ARTICLE 6—RECORDS AND ACCESS	11

ARTICLE 7—LIMITATION ON ACTIVITIES	11

ARTICLE 8—FEES	11

8.01 Asset Management Fees	11

8.02 Subordinated Share of Cash Flows	11

8.03 Subordinated Incentive Fee	12

8.04 Changes to Fee Structure	12

8.05 Payment of Fees in Shares	12

ARTICLE 9—EXPENSES	12

9.01 General	12

9.02 Timing of and Additional Limitations on Reimbursements	14

ARTICLE 10—OTHER SERVICES	14

ARTICLE 11—VOTING AGREEMENT	14

ARTICLE 12—RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES OF THE ADVISOR	15

12.01 Relationship	15

12.02 Time Commitment	15

12.03 Investment Opportunities and Allocation	15

ARTICLE 13—THE INDEPENDENCE NAME	16

ARTICLE 14—TERM AND TERMINATION OF THE AGREEMENT	16

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14.01 Term	16

14.02 Termination by the Parties	16

14.03 Payments on Termination and Survival of Certain Rights and Obligations	16

ARTICLE 15—ASSIGNMENT	17

ARTICLE 16—INDEMNIFICATION AND LIMITATION OF LIABILITY	17

16.01 Indemnification	17

16.02 Limitation on Indemnification	18

16.03 Limitation on Payment of Expenses	18

16.04 Indemnification by Advisor	18

ARTICLE 17—NON-SOLICITATION	18

ARTICLE 18—MISCELLANEOUS	19

18.01 Notices	19

18.02 Modification	19

18.03 Severability	19

18.04 Construction	19

18.05 Entire Agreement	19

18.06 Waiver	19

18.07 Gender	19

18.08 Titles Not to Affect Interpretation	19

18.09 Counterparts	20

ii

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of                     , 2012, and effective as of the date that the Registration Statement is declared effective by the SEC (the “Effective Date”), is entered into by and among Independence Mortgage Trust, Inc., a Maryland corporation, Independence Mortgage Trust, LP, a Delaware limited partnership, and Independence Mortgage Advisor, LLC, a Delaware limited liability company. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all or substantially all Investments through the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings specified below:

Acquisition Expenses means any and all expenses, excluding Acquisition Fees, incurred by the Company, the Operating Partnership, the Advisor or any of their Affiliates in connection with the selection, evaluation, acquisition, origination or development of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

Acquisition Fees means all fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with the Company or the Operating Partnership making or investing in any Investments or the purchase, development or construction of any Property by the Company. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.

Advisor means (i) Independence Mortgage Advisor, LLC, a Delaware limited liability company, or (ii) any successor advisor to the Company.

Affiliate or Affiliated means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10.0% or more of the outstanding voting securities of such other

Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10.0% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the sponsor of the Company unless (A) the entity owns 10.0% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity.

Agreement has the meaning set forth in the preamble to this Agreement.

Asset Management Fee means the fees payable to the Advisor pursuant to Section 8.02.

Average Invested Assets means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board means the board of directors of the Company, as of any particular time.

Bylaws mean the bylaws of the Company, as amended from time to time.

Cash from Financings means, for any period, the net cash proceeds realized by the Company for such period from the financing of Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

Cash from Sales and Settlements means, for any period, the net cash proceeds realized by the Company for such period from (i) the sale, exchange or other disposition of any of the Company’s assets or any portion thereof after deduction of all expenses incurred in connection therewith and (ii) the prepayment, maturity, workout or other settlement of any Loan or other Investment or portion thereof after deduction of all expenses incurred in connection therewith. In the case of a transaction described in clause (C) of the definition of “Sale” and clause (B) of the definition of “Settlement,” Cash from Sales and Settlements means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. Cash from Sales and Settlements shall not include Cash from Financings.

Cash Flows Threshold has the meaning set forth in Section 8.02.

Cause means, with respect to the termination of this Agreement, fraud, criminal conduct, misconduct, negligence or breach of fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor.

Charter means the articles of incorporation of the Company, as amended or restated from time to time.

Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company means Independence Mortgage Trust, Inc., a corporation organized under the laws of the State of Maryland.

Contract Sales Price means the total consideration received by the Company for the sale of an Investment.

Cost of Investments means the sum of:

(i) with respect to Investments wholly owned, directly or indirectly, by the Company, (a) the amount actually paid or allocated to fund the origination or acquisition of the Investments, inclusive of expenses associated with the origination or acquisition of such Investments and the amount of any debt associated with, or used to fund, such Investments, less (b) the amount of any principal repaid by borrowers with respect to Loans or other debt-related Investments, and

(ii) with respect to Investments held by the Company or the Operating Partnership, directly or indirectly, through any Joint Venture, the portion of (a) the amount actually paid or allocated to fund the origination or acquisition of such Investments, inclusive of expenses associated with the origination or acquisition of such Investments and expenses of such Joint Venture, plus the amount of any debt associated with, or used to fund, such Investments, less (b) amount of any principal repaid by borrowers with respect to Loans or other debt-related Investments, that is proportionate to the Company’s investment in such Joint Venture.

Dealer Manager means Independence Realty Securities, LLC, a Delaware limited liability company, or such other Person selected by the Board to act as dealer manager for an Offering.

Director means a member of the board of directors of the Company.

Distribution means any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.

Effective Date has the meaning set forth in the preamble to this Agreement.

Excess Amount has the meaning set forth in Section 9.02.

Expense Year has the meaning set forth in Section 9.02.

FINRA means the Financial Industry Regulatory Authority, Inc.

GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.

Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.

Independent Directors has the meaning set forth in the Charter.

Initial Public Offering means the initial public offering of Shares registered on the Registration Statement.

Invested Capital means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price for such Shares, reduced by any amounts paid by the Company to repurchase Shares pursuant to the Company’s share redemption program.

Investment means any (i) Loan, (ii) Property, (iii) commercial mortgage-backed securities, or CMBS, or other commercial real estate-related debt security, and (iv) other investment which the Company or the Operating Partnership may originate or acquire an interest in, either directly or indirectly, including through a Joint Venture, pursuant to the Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

Investment Guidelines means the investment guidelines adopted by the Board, as amended from time to time, pursuant to which the Advisor has the authority, within the limits set forth therein, to acquire and dispose of Investments for the Company and the Operating Partnership without the prior approval of the Board.

Joint Venture means any joint venture, limited liability company, partnership or other entity pursuant to which the Company or the Operating Partnership is, directly or indirectly, a co-venturer or partner with respect to the ownership of any Investments.

Listing means the listing of the Shares on a national securities exchange. Upon such Listing, the Shares shall be deemed “Listed.”

Loans means mortgage loans and other types of debt financing investments originated or acquired by the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture, including, without limitation, first and second mortgage loans, mezzanine loans, subordinated mortgage loans, or “B-notes,” bridge or transitional loans, construction mortgage loans and equity participations in such loans.

NASAA REIT Guidelines means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date.

Net Income means, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

Offering means any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.

Operating Cash Flow means, for any period, Operating Revenue Cash Flows for such period minus the sum of (i) Operating Expenses, (ii) all principal and interest payments on indebtedness and other sums paid to lenders, (iii) the expenses of raising capital such as Organization and Offering Expenses, (iv) taxes, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition and ownership of Investments (other than commissions on the sale of assets other than real property) for such period.

Operating Expenses means all costs and expenses paid or incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or its business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines, (vi) Acquisition Fees, origination fees, Acquisition Expenses, real estate commissions on the resale of real property and other fees and expenses connected with the acquisition, financing, disposition, management and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property. The definition of “Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as “Total Operating Expenses” under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of “Operating Expenses” for purposes hereof.

Operating Partnership means Independence Mortgage Trust, LP, a Delaware limited partnership.

Operating Partnership Agreement means the limited partnership agreement by and among the Company, the Advisor and Independence Mortgage Trust OP Holder, LLC.

Operating Revenue Cash Flows means, for any period, the Company’s cash flow for such period from ownership and/or operation of (i) Investments and (ii) short-term investments.

Operator means an entity that has been retained to perform and carry out property management services at one or more Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

Organization and Offering Expenses means any and all costs and expenses incurred by or on behalf of the Company and to be paid from the assets of the Company in connection with the formation of the Company and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and expenses related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes, fees and accountants’ and attorneys’ fees.

Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Property means any real property or properties owned by the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture.

Registration Statement means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333-178088), as amended from time to time, in connection with the Initial Public Offering.

REIT means a “real estate investment trust” under Sections 856 through 860 of the Code.

Sale means any transaction or series of transactions whereby: (A) the Company or the Operating Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, including any event with respect to any Investment that gives rise to a significant amount of insurance proceeds or condemnation awards, and including the issuance by one of the Company’s subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction; (B) the Company or the Operating Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a partner; or (C) any Joint Venture in which the Company or the Operating Partnership is a co-venturer or partner, sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including any event with respect to any Investment that gives rise to insurance claims or condemnation awards, and including the issuance by such Joint Venture or one of its subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction.

SEC means the United States Securities and Exchange Commission.

Securities means any Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Settlement means the prepayment, maturity, workout or other settlement of any Loan or other Investment or portion thereof owned, directly or indirectly, by (A) the Company or the Operating Partnership or (B) any Joint Venture in which the Company or the Operating Partnership is, directly or indirectly, a partner; provided, however, that the term “Settlement” shall not include any transaction or series of transactions specified in clause (A) or (B) above in which the proceeds of such prepayment, maturity, workout or other settlement are reinvested in one or more Investments within 180 days thereafter.

Shares means shares of common stock of the Company, par value $.01 per share.

Stockholders mean the registered holders of the Shares.

Stockholders’ 8.0% Return means, as of any date, an aggregate amount equal to an 8.0% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five (365) day year); provided, however, that for purposes of calculating the Stockholders’ 8.0% Return, Invested Capital shall be determined on a daily basis net of Distributions attributable to Cash from Sales and Settlements which constitute a return of capital.

Subordinated Incentive Fee has the meaning set forth in Section 8.03.

Subordinated Incentive Fee Due Upon Termination means a fee payable, at the election of the Advisor, in the form of either (i) a non-interest bearing promissory note (the “Performance Fee Note”) in a principal amount equal to (1) 15.0% of the amount, if any, by which (a) the fair market value of all Loans and other Investments at the Termination Date, less the amount of all indebtedness related to such Loans and other Investments, plus total Distributions (excluding any stock dividend) through the Termination Date exceeds (b) the sum of Invested Capital plus total Distributions required to be made to the stockholders in order to pay the Stockholders’ 8.0% Return from inception through the Termination Date (the amount calculated under clause (b) is the “Termination Fee Threshold”), less (2) any prior payment to the Advisor of a Subordinated Share of Cash Flows, or (ii) Shares with an aggregate value equal to the principal amount calculated pursuant to clause (i) above, based upon a per Share value equal to the fair market value for the Shares as determined by the Board based upon the fair market value of all Loans and other Investments on the date of election. If the Advisor elects to receive a Performance Fee Note, the Company shall repay the Performance Fee Note at such time as the Company completes the first Sale or Settlement after the Termination Date using Cash from Sales and Settlements. If the Cash from Sales and Settlements from the first Sale or Settlement after the Termination Date is insufficient to pay the Performance Fee Note in full, then the Performance Fee Note shall be paid in part from the Cash from Sales and Settlements from the first Sale or Settlement, and in part from the Cash from Sales and Settlements from each successive Sale or Settlement until the Performance Fee Note is repaid in full. If the Performance Fee Note has not been paid in full within one year from the Termination Date, then the Advisor, its successors or assigns, may elect to convert the balance of the Performance Fee Note at any time upon notice to the Company into Shares at a price per Share equal to the average closing price of the Shares over the ten trading days immediately preceding the date of such election if the Shares are Listed at such time. If the Shares are not Listed at such time, the Advisor, its successors or assigns, may elect to convert the balance of the Performance Fee Note into Shares at a price per Share equal to the fair market value for the Shares as determined by the Board based upon the fair market value of all Loans and other Investments on the date of election.

Subordinated Incentive Fee Threshold has the meaning set forth in Section 8.03.

Subordinated Share of Cash Flows has the meaning set forth in Section 8.02.

Termination Date means the effective date of termination of the Agreement determined in accordance with Article 15 hereof.

Termination Fee Threshold has the meaning set forth in the definition of “Subordinated Incentive Fee Due Upon Termination.”

2%/25% Guidelines has the meaning set forth in Section 9.02.

ARTICLE 2

APPOINTMENT

The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3

DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use its commercially reasonable efforts to present to the Company and the Operating Partnership potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Charter, the direction and oversight of the Board and Section 4.03 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the duties described below.

3.01 Offering Services. The Advisor shall manage and supervise:

(i) Development of the Initial Public Offering and any subsequent Offering approved by the Board, including the determination of the specific terms of the Securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii) Along with the Dealer Manager, approval of the participating broker-dealers and negotiation of the related selling agreements;

(iii) Coordination of the due diligence process relating to participating broker-dealers and their review of the Registration Statement and other Offering and Company documents;

(iv) Preparation and approval of all marketing materials contemplated to be used by the Dealer Manager or others relating to any Offering;

(v) Along with the Dealer Manager, negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(vi) Creation and implementation of various technology and electronic communications related to any Offering; and

(vii) All other services related to any Offering, other than services that (a) are to be performed by the Dealer Manager, (b) the Company elects to perform directly or (c) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any blue sky jurisdiction.

3.02 Acquisition Services.

The Advisor shall:

(i) Serve as the Company’s investment and financial advisor and obtain certain market research and economic and statistical data in connection with prospective Investments and investment objectives and policies;

(ii) Subject to Article 4 hereof and the investment objectives and policies of the Company: (a) to the extent within the Advisor’s authority as set forth in the Investment Guidelines, identify, analyze, negotiate and complete acquisitions and dispositions of Investments; (b) to the extent outside the Advisor’s authority as set forth in the Investment Guidelines, identify, analyze and recommend acquisitions and dispositions of Investments to the Board and negotiate and complete such transactions on behalf of the Company and the Operating Partnership in accordance with the direction of the Board; and (c) structure and negotiate the terms and conditions of transactions pursuant to which the Investments will be made;

(iii) Oversee the due diligence process related to prospective Investments;

(iv) Prepare reports regarding prospective Investments which include recommendations and supporting documentation necessary for the Board to evaluate such prospective Investments; and

(v) Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of prospective Investments.

3.03 Asset Management Services.

The Advisor shall:

(i) Investigate, select, and, on behalf of the Company, engage and conduct business with, such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Operators and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(ii) Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of Investments;

(iii) Monitor and evaluate the performance of Investments, provide daily management services to the Company and perform and supervise the various management and operational functions related to Investments;

(iv) Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;

(v) Oversee the performance by the Operators of their duties, including collection and proper deposit of rental payments and payment of Property expenses and maintenance;

(vi) Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Operators;

(vii) Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Operator and aggregate these property budgets into the Company’s overall budget;

(viii) Coordinate and manage relationships between the Company and any Joint Venture partners; and

(ix) Provide financial and operational planning services and investment portfolio management functions.

3.04 Accounting and Other Administrative Services.

The Advisor shall:

(i) Manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;

(ii) From time-to-time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(iii) Coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Company’s audit committee an annual report covering the Advisor’s compliance with certain material aspects of this Agreement;

(iv) Provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(v) Provide financial and operational planning services and portfolio management functions;

(vi) Maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

(vii) Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(viii) Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(ix) Provide the Company with all necessary cash management services;

(x) Manage and coordinate with the transfer agent the distribution process and payments to Stockholders;

(xi) Consult with the officers of the Company and the Board and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(xii) Provide the officers of the Company and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;

(xiii) Consult with the officers of the Company and the Board relating to the Company’s corporate governance structure and appropriate policies and procedures related thereto; and

(xiv) Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act of 2002.

3.05 Stockholder Services.

The Advisor shall:

(i) Manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(ii) Establish technology infrastructure to assist in providing Stockholder support and service.

3.06 Financing Services.

The Advisor shall:

(i) Identify and evaluate potential financing and refinancing sources and engage third-party brokers if necessary;

(ii) Negotiate the terms of, arrange and execute financing agreements;

(ii) Manage relationships between the Company and its lenders; and

(iv) Monitor and oversee the service of the Company’s debt facilities and other financings.

3.07 Disposition Services.

The Advisor shall:

(i) Consult with the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales or other liquidity events; and

(ii) Structure and negotiate the terms and conditions of transactions pursuant to which Investments may be sold.

ARTICLE 4

AUTHORITY OF ADVISOR

4.01 Powers of the Advisor. Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of Investments, and the performance of those services described in Article 3 hereof, shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement and the Charter. Notwithstanding the foregoing, any origination, acquisition or disposition of an Investment that the Advisor does not have the authority to execute without the prior approval of the Board pursuant to the Investment Guidelines will require the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be.

4.02 Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board. If the Board or a committee of the Board must approve a proposed transaction, or chooses to do so, the Advisor will deliver to the Board or the appropriate committee of the Board, as applicable, all documents required by the Board or such committee thereof to evaluate such transaction.

4.03 Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 hereof and this Article 4; provided, however, that such modification or revocation shall be effective upon receipt thereof by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such modification or revocation.

ARTICLE 5

BANK ACCOUNTS

The Advisor may establish and maintain one or more bank accounts in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

ARTICLE 6

RECORDS AND ACCESS

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

ARTICLE 7

LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or any other Securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Charter or Bylaws. In the event that an action which would violate (i) through (v) of the preceding sentence has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions regarding such action from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

ARTICLE 8

FEES

8.01 Asset Management Fees. The Company shall pay the Advisor, as compensation for the services described in Section 3.03 hereof, a monthly Asset Management Fee in an amount equal to one-twelfth of 1.25% of the sum of the Cost of Investments, as of the end of the preceding month. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. Generally, the Asset Management Fee payable to the Advisor shall be paid by the Company upon the Company’s receipt of such invoice. Payment of the Asset Management Fee may be deferred, in whole or in part, as to any month in the sole discretion of the Advisor. Any such deferred Asset Management Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

8.02 Subordinated Share of Cash Flows. After the Stockholders have received Distributions in an aggregate amount equal to the sum of: (i) the Stockholders’ 8.0% Return and (ii) Invested Capital (the “Cash Flows Threshold”), the Advisor shall be entitled to receive, on an on-going basis following the satisfaction of the Cash Flows Threshold, an amount equal to 15.0% of the sum of Operating Cash Flows, Cash from Financings and Cash from Sales and Settlements (such amount the “Subordinated Share of Cash Flows”).

When determining whether the Cash Flows Threshold has been met:

(i) Any stock dividend shall not be included as a Distribution; and

(ii) Distributions paid on Shares redeemed by the Company (and thus no longer included in the determination of Invested Capital), shall not be included as a Distribution.

Following Listing, no Subordinated Share of Cash Flows will be paid to the Advisor.

If the Subordinated Share of Cash Flows is payable to the Advisor, the Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the total amount of the Subordinated Share of Cash Flows payable to the Advisor for the applicable month. Generally, the Subordinated Share of Cash Flows payable to the Advisor shall be paid by the Company upon the Company’s receipt of such invoice from the Advisor. The Subordinated Share of Cash Flows may or may not be taken, in whole or in part, as to any month or other period in the sole discretion of the Advisor. All or any portion of the Subordinated Share of Cash Flows not taken as to any month shall be deferred without interest and may be paid at such subsequent date as the Advisor shall request.

8.03 Subordinated Incentive Fee. Upon Listing, the Advisor shall be entitled to a fee (the “Subordinated Incentive Fee”) in an amount equal to 15.0% of the amount by which (i) the market value of the outstanding Shares, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a 30-day trading period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders (excluding any stock dividends) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 8.0% Return from inception through the date Market Value is determined (the sum of (A) and (B) is the “Subordinated Incentive Fee Threshold”); provided that the Subordinated Incentive Fee is not payable unless Stockholders have received Distributions in an amount equal to the sum of (i) the Stockholders’ 8.0% Return and (ii) Invested Capital. The Company shall have the option to pay the Subordinated Incentive Fee in the form of (i) cash or (ii) Shares with an aggregate value equal to the amount of the Subordinated Incentive Fee (based upon the price per Share established by the Market Value calculation pursuant to clause (i) above), or any combination of the foregoing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a Subordinated Share of Cash Flows. In the event the Subordinated Incentive Fee is paid to the Advisor following Listing, no other performance fee will be paid to the Advisor. The Subordinated Incentive Fee may or may not be taken, in whole or in part, in the sole discretion of the Advisor. All or any portion of the Subordinated Incentive Fee not taken by the Advisor in its sole discretion shall be deferred without interest and may be paid at such subsequent date as the Advisor shall determine.

8.04 Changes to Fee Structure. The Advisor and the Company shall not agree to reduce the Cash Flows Threshold, the Subordinated Incentive Fee Threshold or the Termination Fee Threshold without the approval of Stockholders holding a majority of the Shares. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

8.05 Payment of Fees in Shares. In lieu of cash, the Advisor may elect to receive the payment of any of the fees to which the Advisor is entitled pursuant to this Article 8 (other than the Subordinated Incentive Fee) in Shares, subject to the availability of unissued and authorized shares for such purposes. Any such Shares will be valued (i) during the Initial Public Offering and any follow-on Offering, at the offering price per Share for Shares sold to the public, and (ii) following the termination of the Initial Public Offering and any follow-on Offering, at a price per Share equal to the most recently determined estimated per share value of our common stock.

ARTICLE 9

EXPENSES

9.01 General. In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i) All Organization and Offering Expenses in an amount equal to up to 1.0% of the Gross Proceeds raised as of the date of the reimbursement; provided, however, that (a) in no event will the Company reimburse the Advisor to the extent such reimbursement would cause the total amount spent by the

Company on Organization and Offering Expenses to exceed 15.0% of the Gross Proceeds raised as of the date of the reimbursement, (b) within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses exceeding 15.0% of the Gross Proceeds raised in the completed Offering, (c) the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Independent Directors determine are not fair and commercially reasonable to the Company, and (d) the Company shall not reimburse the Advisor for any individual retirement account custodian fees that the Advisor or its Affiliates pays on behalf of Stockholders;

(ii) Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Charter;

(iii) The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;

(iv) Interest and other costs for borrowed money or securitization transactions, including discounts, points and other similar fees;

(v) Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(vi) Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Board;

(vii) Expenses of managing, improving, developing, operating and selling Investments, as well as expenses of other transactions relating to such Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Investments;

(viii) All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(ix) Personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Article 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees serve as executive officers of the Company;

(x) Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xi) Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any other committee of the Board;

(xii) Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;

(xiii) Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

(xiv) Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws; and

(xv) All other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

9.02 Timing of and Additional Limitations on Reimbursements.

(i) Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

(ii) Notwithstanding anything else in this Article 9 to the contrary, the expenses enumerated in this Article 9 shall not become reimbursable to the Advisor unless and until the Company has raised $2 million in Gross Proceeds from the sale of Shares to Persons not affiliated with the Company or the Advisor in the Initial Public Offering.

(iii) Commencing with the end of fourth fiscal quarter following the fiscal quarter in which the commencement of the Initial Public Offering occurs, the following limitation on Operating Expenses shall apply: the Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses to the extent that the aggregate Operating Expenses in the four consecutive fiscal quarters then ended (such period the “Expense Year”) exceed (the amount of any such excess the “Excess Amount”) the greater of (a) 2% of Average Invested Assets or (b) 25% of Net Income (the “2%/25% Guidelines”) for such Expense Year unless the Independent Directors determine that such Excess Amount was justified, based on unusual and nonrecurring factors that the Independent Directors deem sufficient. If the Independent Directors do not approve such Excess Amount as being so justified, any Excess Amount paid to the Advisor during the fiscal quarter shall promptly be repaid to the Company by the Advisor. If the Independent Directors determine such Excess Amount was justified, then, within 60 days after the end of the fiscal quarter, the Advisor, at the direction of the Board, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

ARTICLE 10

OTHER SERVICES

Should (i) the Company or the Operating Partnership request that the Advisor or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement or (ii) there be changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 9 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed upon by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

ARTICLE 11

VOTING AGREEMENT

Independence Mortgage Advisor, LLC agrees that, with respect to any Shares now or hereinafter owned by it, it will not vote or consent on matters submitted to the Stockholders regarding (i) the removal of Independence Mortgage Advisor, LLC or any of its Affiliates as the Advisor or (ii) any transaction between the Company and Independence Mortgage Advisor, LLC or any of its Affiliates. This voting restriction shall survive until such time that Independence Mortgage Advisor, LLC or any of its Affiliates is no longer serving as the Advisor.

ARTICLE 12

RELATIONSHIP OF ADVISOR AND COMPANY;

OTHER ACTIVITIES OF THE ADVISOR

12.01 Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

12.02 Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

12.03 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. In allocating investment opportunities between the Company and other investment programs managed or advised by the Advisor or its Affiliates, the Advisor will consider: (i) the anticipated cash flow of the asset to be acquired and the cash requirements of each program; (ii) the investment objectives and strategy of each program; (iii) the effect of the acquisition on the diversification of the investments of each program; (iv) the policy of each program relating to financial leverage requirements; (v) the income tax effects of the investment to each program; (vi) the amount of funds available to each program and the length of time such funds have been available for investment; and (vii) any other key facts or circumstances deemed relevant by the Advisor.

In the event that an investment opportunity becomes available that is equally suitable for the Company and one or more other investment programs managed or advised by the Advisor or its Affiliates, the investment opportunity will be offered to the investment program that has had the longest period of time elapse since it was offered and accepted an investment opportunity. If a subsequent event or development causes any such investment opportunity, in the opinion of the Advisor, to be more appropriate for another investment program, the Advisor may offer the investment opportunity to another program. If an investment program or investor rejects a proposed acquisition, the investment opportunity will be offered to another program and the program rejecting the investment opportunity will be treated for future allocations as if it had not made the investment and will maintain its position as the program that has had the longest period of time elapse since it was offered and accepted an investment opportunity. The Board will determine, at least annually, whether the method for allocating investment opportunities is applied fairly to the Company.

ARTICLE 13

THE INDEPENDENCE NAME

The Advisor and its Affiliates have a proprietary interest in the name “Independence.” The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Independence” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “Independence” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Independence” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Independence.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate loans, real estate-related debt securities and other real estate assets) and financial and service organizations having “Independence” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.

ARTICLE 14

TERM AND TERMINATION OF THE AGREEMENT

14.01 Term. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Independent Directors) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

14.02 Termination by the Parties. This Agreement may be terminated:

(i) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor;

(ii) upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors; or

(iii) upon 60 days written notice without penalty by the Advisor.

The provisions of Article 13, Section 14.03 and Articles 16 through 18 of this Agreement shall survive termination of this Agreement.

14.03 Payments on Termination and Survival of Certain Rights and Obligations. Payments to the Advisor pursuant to this Section 14.03 shall be subject to the 2%/25% Guidelines to the extent applicable.

(i) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except that it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the Termination Date (A) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to the Termination Date, and (B) the Subordinated Incentive Fee Due Upon Termination, provided that no Subordinated Incentive Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(ii) The Advisor shall promptly upon termination:

(a) pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(c) deliver to the Board all assets and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(d) cooperate with the Company to provide an orderly transition of advisory functions.

ARTICLE 15

ASSIGNMENT

This Agreement may be assigned by the Advisor to an Affiliate with the prior approval of a majority of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement. Nothing herein shall be deemed to prohibit or otherwise restrict any transfers or additional issuances of equity interests in the Advisor nor shall any such transfer or issuance be deemed an assignment for purposes of this Article 15.

ARTICLE 16

INDEMNIFICATION AND LIMITATION OF LIABILITY

16.01 Indemnification. Except as prohibited by the restrictions provided in this Section 16.01, Section 16.02 and Section 16.03, the Company and the Operating Partnership shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

16.02 Limitation on Indemnification. Notwithstanding the foregoing, the Company and Operating Partnership shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(i) The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company and the Operating Partnership.

(ii) The Advisor or its Affiliates were acting on behalf of or performing services for the Company or the Operating Partnership.

(iii) Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.

(iv) Such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

16.03 Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership, (ii) the legal proceeding was initiated by a third party who is not a Stockholder or by a Stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement and (iii) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

16.04 Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

ARTICLE 17

NON-SOLICITATION

During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates, or (ii) hire, on behalf of the Company or any other person or entity, any person within the one year period following the termination of that person’s employment with the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.

ARTICLE 18

MISCELLANEOUS

18.01 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board, the Company or the Operating Partnership:	Independence Mortgage Trust, Inc. Cira Centre 2929 Arch Street, 17th Floor Philadelphia, PA 19104

To the Advisor:	Independence Mortgage Advisor, LLC Cira Centre 2929 Arch Street, 17TH Floor Philadelphia, PA 19104

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 18.01.

18.02 Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by all of the parties hereto, or their respective successors or permitted assigns.

18.03 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

18.04 Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

18.05 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

18.06 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.07 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

18.08 Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

18.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. This Agreement may be executed by facsimile, telecopy or other form of electronic reproduction, and such execution shall be considered valid, binding and effective for all purposes.

[The remainder of this page is intentionally left blank.

Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

Independence Mortgage Trust, Inc.

By:
Name: Raphael Licht
Title: President

Independence Mortgage Trust, LP

By:	Independence Mortgage Trust, Inc., its General Partner

By:
	Name:	Raphael Licht
	Title:	President

Independence Mortgage Advisor, LLC

By:
Name: R. Martel Day
Title: President

Signature Page To Advisory Agreement